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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on
Form S-4 (File No. 333-   ) of our reports dated February 21, 1996 on our
audits of the consolidated financial statements and financial statement schedule of Value Health, Inc. and Subsidiaries, which reports are included in the 1995 Value Health, Inc. Annual Report to Shareholders and 1995 Value Health, Inc. Form 10-K. Our opinions on such financial statements and financial statement schedule indicated that we did not audit the financial statements of Diagnostek, Inc. for the years ended December 31, 1994 and 1993 or of Preferred Health Care Ltd. for the year ended December 31, 1993, which statements reflect revenues of approximately 40% and 49% for the years ended December 31, 1994 and 1993, respectively, and total assets of approximately 32% as of December 31, 1994, of the related consolidated totals. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinions, insofar as they relate to amounts included for these wholly-owned subsidiaries of Value Health, Inc., were based solely on the reports of such other auditors. Additionally, our opinion indicated that the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

Hartford, Connecticut
February 5, 1997